Exhibit 99.1

Albemarle Completes Sale of Fine Chemistry Services Business to W. R. Grace & Co.

CHARLOTTE, N.C., June 1, 2021 - Albemarle Corporation (NYSE: ALB), a leader in the global specialty chemicals industry, today announced that it has completed the sale of its Fine Chemistry Services business to W. R. Grace & Co. for approximately $570 million, consisting of $300 million in cash, and the issuance to Albemarle of preferred equity of a W. R. Grace & Co. subsidiary having an aggregate stated value of $270 million. The sale includes Albemarle's operations in Tyrone, Pennsylvania and South Haven, Michigan.

“The sale of our Fine Chemistry Services business has enabled us to unlock substantial value from our portfolio of quality assets,” said Albemarle's CEO Kent Masters. “With the proceeds from this transaction, we have enhanced our available resources to execute our long-term growth strategy.”

BofA Securities acted as exclusive financial advisor to Albemarle and Troutman Pepper Hamilton Sanders LLP acted as legal advisor in connection with this transaction.

About Albemarle
Albemarle Corporation (NYSE: ALB), headquartered in Charlotte, N.C., is a global specialty chemicals company with leading positions in lithium, bromine and refining catalysts. We think beyond business-as-usual to power the potential of companies in many of the world's largest and most critical industries, such as energy, electronics, and transportation. We actively pursue a sustainable approach to managing our diverse global footprint of world-class resources. In conjunction with our highly experienced and talented global teams, our deep-seated values, and our collaborative customer relationships, we create value-added and performance-based solutions that enable a safer and more sustainable future.

We regularly post information to www.albemarle.com, including notification of events, news, financial performance, investor presentations and webcasts, non-GAAP reconciliations, SEC filings and other information regarding our company, its businesses and the markets it serves.

Media Contact: Hailey Quinn, +1 (980) 299-5640, Hailey.Quinn@albemarle.com

Investor Relations Contact: Meredith Bandy, +1 (980) 999-5168, Meredith.Bandy@albemarle.com